For Immediate Release

Patrick Industries Announces Private Placement of its Common Stock and New Rights Offering

ELKHART, Ind., March 10, 2008 – Patrick Industries, Inc. (NASDAQ: PATK) announced today that it has entered into an agreement with Tontine Capital Partners, L.P. and Tontine Capital Overseas Master Fund, L.P. (collectively “Tontine”), pursuant to which Tontine has agreed to purchase from the Company in a private placement 1,125,000 shares of Company common stock at $7.00 per share, or an aggregate purchase price of $7,875,000. Proceeds from the sale of common stock will be used to prepay in part the $14.8 million in principal currently outstanding under the Company’s 9.5% Senior Subordinated Promissory Notes (the “Notes”), as well as to pay related accrued interest. The Notes were originally issued to Tontine in May 2007 as part of the financing for the Company’s acquisition of Adorn Holdings, Inc. The Company expects the private placement to close by March 14, 2008.

The Company also announced today its plans to conduct a rights offering of 1,125,000 shares of common stock to its shareholders. Under the proposed rights offering, shareholders will receive one right to purchase .157717 of a share of common stock for each share of common stock held as of a to-be-determined record date, at a purchase price of $7.00 per share, or an aggregate purchase price of $7,875,000. The Company also has entered into a Standby Purchase Agreement with Tontine, pursuant to which Tontine has agreed to purchase (i) its pro rata portion of the shares offered in the rights offering and (ii) those shares that are unsubscribed for by other shareholders at the close of the rights offering at the same price of $7.00 per share. The Company will use the net proceeds from the rights offering to prepay the remaining principal balance on the Notes and to pay related accrued interest, and will use any remaining funds to reduce borrowings under its revolving credit facility. The Company will seek approval of its shareholders at its annual meeting, currently scheduled to be held on May 13, 2008, to conduct the rights offering and for the related Standby Purchase Agreement with Tontine. This proposed rights offering and the sale of shares to Tontine replace the previously announced $13.5 million rights offering approved by the Company’s shareholders in November 2007. The Company and Tontine have terminated the standby purchase agreement they had entered into in connection with the previously announced rights offering.

This announcement is neither an offer to purchase nor a solicitation of an offer to sell any securities.

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a manufacturer of component products and a distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, home and office furniture, fixture and commercial furnishings, marine, and other Industrial sectors and operates coast-to-coast through locations in 14 states. Patrick’s major manufactured products include laminated decorative vinyl and paper panels, wrapped mouldings, stiles and battens, hardwood, foiled and membrane pressed cabinet doors, drawer sides, slotwall materials, cabinet components for the electronic industry, countertops, aluminum extrusions, and printed decorative vinyl films. Patrick also distributes drywall and drywall finishing supplies, residential and commercial flooring including Beauflor resilient flooring, particleboard, exterior siding, interior passage doors, roofing products, high pressure laminates, insulation, and many other construction or OEM related materials.

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Forward-Looking Information

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this press release that are not historical facts are “forward-looking statements” for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act. Patrick does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made. You should consider forward-looking statements, therefore, in light of various important factors, including those set forth in this press release. There are a number of factors, many of which are beyond the Patrick’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include pricing pressures due to competition, costs and availability of raw materials, availability of retail and wholesale financing for manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed manufactured homes, the financial condition of our customers, interest rates, oil and gasoline prices, the outcome of litigation, volume of orders related to hurricane damage and operating margins on such business, and adverse weather conditions impacting retail sales. In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and manufactured homes.

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Contact:

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com